Exhibit 10.15

EMPLOYMENT AGREEMENT

AGREEMENT entered into as of June 24, 2013, by and between MEREDITH CORPORATION, an Iowa corporation (the “Company” or “Meredith”), and THOMAS H. HARTY (“Harty”), to become effective July 1, 2013 (“Effective Date”).
WITNESSETH:
WHEREAS, Harty has been employed by the Company as President, National Media Group; and
WHEREAS, the Company wishes to continue to employ Harty pursuant to the terms and conditions hereof, and in order to induce Harty to enter into this agreement (the “Agreement”) and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and
WHEREAS, Harty is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
1. Position.
Meredith will continue to employ Harty in New York, New York as President, National Media Group. While employed hereunder, Harty shall continue to have at least the same level of responsibility and authority associated with being President of Meredith's National Media Group as he has on date this Agreement is executed.
2. Term.
The term of employment under this Agreement will continue through June 30, 2016, unless otherwise terminated in accordance with this Agreement.
3. Negotiation/Renewal at End of Term.
In the event either party wishes to negotiate new terms of this Agreement to become effective at the end of the Term, written notice shall be provided to the other party no fewer than sixty (60) and no more than ninety days immediately preceding the end of the Term. If no notice to renegotiate is given, this Agreement shall automatically renew at the end of the Term for subsequent one (1) year terms unless either party terminates the Agreement under section 7 below. If the parties are unable to mutually agree to new terms within sixty (60) days after such notice to renegotiate is provided or choose not to agree to new terms, Harty will be released from those Covenants set forth in Sections 8.1.a and 8.1.b of this Agreement, unless Meredith chooses to enforce said Covenants, in which case, Meredith shall be obliged to treat Harty's departure as a Termination Without Cause under Section 7.2 herein.
4. Base Salary.
Harty's minimum base salary under this Agreement will be Seven Hundred Thousand Dollars ($700,000) (“Base Salary”). Harty will be eligible for merit increase in July 2014, at the discretion of the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). Base Salary shall include all such increased amounts, and if increased, Base Salary shall not thereafter be decreased.

5. Incentive Plans.
5.1 While employed under this Agreement, Harty will be eligible to participate in Meredith's Annual Management Incentive Plan (or any successor or replacement annual incentive plan of Meredith) for such periods as it continues in effect, subject to the terms of the Plan and to the discretion vested in the Compensation Committee of the Board of Directors by the Plan, provided, however, that the percentage of Base Salary payable as a target bonus under the Plan shall not be less than seventy-five percent (75%) (actual Company financial results may eventuate in an actual bonus paid to Harty equal to, less than, or more than seventy-five percent (75%) of Base Salary.
5.2 While employed under this Agreement, Harty will participate in a three-year (FY 13-15) Cash Long-Term Incentive Program (“Program”) with a $250,000 target, conditioned upon the achievement of certain specified financial objectives (described in Exhibit A attached hereto). This payment will be made after the first regular August meeting of Meredith's Board of Directors immediately following the conclusion of the three-year Program, subject to the terms of the Program and to the discretion vested in the Compensation Committee of the Board of Directors and it is conditioned upon Harty being employed at Meredith at the time of payment.
5.3 Harty is also currently participating in a three-year (FY12-14) cash Long-Term Incentive Program with a $250,000 target, conditioned upon the achievement of certain specified financial objectives (described in Exhibit B attached hereto). Under the Program, payment will made at the end of FY2014, subject to the terms of the Program and is conditioned upon Harty being employed with Meredith at the time of payment.
5.4 While employed under this Agreement, Harty will be eligible to participate in Meredith's non-qualified stock incentive plan in accordance with the terms of the plan and subject to the discretion and approval of the Compensation Committee of the Board of Directors.
6. Perquisites.
During his employment under this Agreement, Harty shall receive or be eligible to participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of Meredith, in accordance with the provisions thereof as in effect from time to time, including, without limitation, professional fee reimbursement for tax preparation and financial planning, supplemental life insurance, executive long term disability insurance, Meredith Replacement Benefit Plan, Meredith Supplemental Benefit Plan, the Amended and Restated Severance Agreement Between Meredith Corporation and Executive Officers, and a minimum of four (4) weeks of vacation per year. Harty will similarly be provided with an automobile allowance of $11,050/year under Meredith's executive automobile allowance policy and reimbursement for the regular dues in a country club pursuant to Meredith's policy, subject to applicable withholding and deductions. Furthermore, Harty will be entitled to reimbursement, in accordance with Meredith Policy, for reasonable expenses incurred in connection with the performance of his duties with Meredith. In addition, the terms and conditions of the Amended and Restated Severance Agreement between Meredith Corporation and Executive Officers dated as of November 2, 2010, between Harty and the Company (the Severance Agreement) are incorporated herein and will continue through the Term and extended terms of this Agreement.
7. Termination of Employment.
7.1 Termination for Cause. This Agreement and Harty's employment hereunder may be terminated by Meredith at any time for “Cause”, in which case Harty will receive only his Base Salary through the date of such termination. Upon such termination, Harty shall be entitled to no further benefits under this Agreement, except that any rights and benefits Harty may have under the employee benefit plans and programs of the Company, in which Harty is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Harty understands and agrees that in the event of the termination of employment and termination of this Agreement pursuant to this Section 7.1, all awards of restricted stock, stock options and any other benefits under the Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Harty and the Company with respect to such awards. “Cause” is defined as (i) the willful and continued failure of Harty to attempt to perform substantially his duties with the Company (other than any such failure resulting from Disability), after a demand for substantial performance is delivered to Harty, which specifically identifies the manner in which

Harty has not attempted to substantially perform his duties and for those matters which are subject to cure, a ten (10) day notice to cure is provided or (ii) the engaging by Harty in willful misconduct which is materially injurious to the Company, monetarily or otherwise. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Harty in good faith and in the best interests of the Company. Under no circumstances will Harty be entitled to more than three (3) ten (10) day notice to cure periods during Harty's employment with Meredith.
7.2 Termination Without Cause. This Agreement and Harty's employment hereunder may be terminated by Meredith at any time without Cause. In the event Harty's employment is terminated without Cause by Meredith, then in return for a signed full release of all employment-related claims, Harty will receive his base salary through the date on which notice is given and Harty will then receive separation payments equivalent to his regular biweekly Base Salary, minus applicable withholding and deductions, for a period of eighteen (18) months following the date of notice to him and Harty will receive a lump sum payment equal to his Annual Management Incentive Plan target bonus, minus applicable withholding and deductions, pro-rated for the year in which such termination occurs through the date on which notice of termination is given. If Harty does not execute the above mentioned release, Harty will receive only his Base Salary through the date on which notice of termination is given. It is understood that if as a result of Harty's termination without Cause hereunder Harty could qualify for a severance payment (a Change in Control Severance Payment) and, or payment under the Meredith Corporation Severance Pay Plan, Harty may elect to receive the consideration provided for under either this Agreement or one of the above referenced plans. Harty is not entitled to receive the consideration provided for under this Agreement and either of the above referenced Plans under any circumstances.
Upon such termination, Harty shall be entitled to no further benefits under this Agreement, except that any rights and benefits Harty may have under the employee benefit plans and programs of the Company, in which Harty is a participant, shall be determined in accordance with the terms and provisions of such plans and programs, and except Harty shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor thereto and he shall be entitled to the amounts that would have accrued under such plans through the date of his termination without Cause. All awards of restricted stock and stock options shall automatically vest, and stock options shall be exercisable for the full unexpired term of the option.
The parties intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code and its accompanying regulations and it should be interpreted accordingly. Therefore, if Harty's Base Salary at the time of termination without Cause exceeds the separation pay safe harbor rule under section 409A of the Internal Revenue Code, then the excess over the safe harbor will be paid within 60 days of the date of Harty's termination without Cause.
7.3 Employee Voluntary. In the event Harty terminates his employment of his own volition, prior to or at the end of the Term of this Agreement, such termination shall constitute a voluntary termination and in such event Meredith's only obligation to Harty shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Any rights and benefits Harty may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options and any other benefits under the Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Harty and the Company with respect to such awards.
7.4 Employee Death or Disability. In the event Harty's employment ends due to his death or disability, all awards of restricted stock, stock options and any other benefits under the Incentive Plans shall be handled in accordance with terms of the relevant plan and agreements entered into between Harty and the Company with respect such awards.
7.5 Change in Title, Duties or Location. If at any time prior to the end of the Term of this Agreement (a) a change is made to Harty's title as President, National Media Group, (b) there is a material change in Harty having at least the same level of responsibility and authority associated with being President of Meredith's National Media Group as he has on date this Agreement is executed, (c) a change is made in Harty's reporting relationship such that he reports to any person with any title other than Chief Executive Officer of Meredith; or (d) an involuntary change is made to the location of Harty's principal office more than twenty-five (25) miles from its current location, Harty shall have the right to terminate his employment with the Company by giving written notice within ninety (90) days after the date of Harty receiving written notice of such action, and such termination shall be deemed to be Termination Without Cause by the Company and such termination shall be treated in accordance with the terms of Section 7.2
7.6 Officers and Directors Insurance. The Company agrees to maintain Harty's coverage under such directors' and officers' liability insurance policies as shall from time to time be in effect for active officers and employees for not less than six years following Harty's termination of employment.
8. Covenants of Harty.
8.1 Harty agrees that during his employment with Meredith and, provided applicable termination payments have been paid pursuant to Section 7, for a period of eighteen (18) months after his employment ends (whether his employment is ended voluntarily or involuntarily by Harty or Meredith), Harty will not, directly or indirectly, whether as a sole proprietor, partner, venture, stockholder, director, officer, employee, consultant, or in any other capacity as a principal or agent or through any person, subsidiary, affiliate, or employee acting as nominee or agent, engage in any of the following activities:

a)
Render services to, conduct or engage in any activities for the benefit of, or be interested in or associated with, any of the entities listed on Exhibit C or with any person or other entity that is a competitor of Meredith (“Competitor”).

b)	Take any action to finance or guarantee or knowingly to provide other material assistance to any Competitor.

c)	Influence or attempt to influence any person or entity that is a contracting party with Meredith to terminate any written or oral agreement with Meredith;

d)	Hire or attempt to hire any person who is employed by Meredith or attempt to influence any such person to terminate employment with Meredith.
8.2 Harty will not use, divulge, sell or deliver to or for himself or any other person, firm or corporation other than Meredith any confidential information of Meredith in any form or memoranda, reports, computer software and data banks, customer lists, employee lists, contracts, strategic plans and any and all other documents containing trade secrets concerning Meredith and its business operations (“Confidential Information”). Confidential Information does not include information available from or which can be ascertained through public means (e.g., phone books, published materials or industry publications). Harty will destroy or surrender to Meredith all Confidential Information and all other property belonging to Meredith at the conclusion of his employment.
8.3 Harty agrees to cooperate with Meredith in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Harty's possession or control arising out of his employment in a reasonable time, place and manner.
9. Arbitration.
9.1 The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Harty agree that, with the express exception of any dispute or controversy arising under Section 3(g) of the Severance Agreement, any controversy or claim arising out of or in any way relating to Harty's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in New York, New York, or such other place agreed to by the parties, as follows:

a)
An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of New York.

b)
The arbitration will be conducted before an impartial arbitrator appointed as follows. Within sixty (60) days of the Request for Arbitration the parties shall mutually agree to an arbitrator. If the parties fail to mutually agree to an arbitrator within sixty (60) days, then within seventy-five (75) days following Request for Arbitration, each party shall produce to the other a list of three (3) potential arbitrators. Within ninety (90) days of the Request for Arbitration the parties will meet in person or by conference call to select an arbitrator from the combined list. Each party will first strike two (2) names from the other party's list. The arbitrator will then be selected by lot from the two potential arbitrators whose names have not been stricken. The parties will evenly split the costs of the arbitrator. Legal fees and costs may be awarded by the arbitrator in accordance with applicable law.

c)	Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

d)
It is intended that controversies or claims submitted to arbitration under this Section 9 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Harty and the Company shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.

10. Governing Law.
This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York without reference to the principles of conflict of laws.
11. Entire Agreement.
This Agreement, and those plans and agreements referenced herein contain all the understandings and representations between Harty and Meredith pertaining to Harty's employment with Meredith and supersede all agreements the parties have previously entered into, including, but not limited to the employment letters Harty signed on June 25, 2009 and November 2, 2010. This Agreement may be modified only in writing signed by Harty and an authorized representative of Meredith.
12. Deferred Payments.
If any provision in this Agreement is deemed to potentially preclude a tax deduction for compensation in a taxable year because it does not meet the definition of performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, then such compensation shall be reduced accordingly. The reduction shall be in sufficient amount to conform to the appropriate provisions of Internal Revenue Code and the Treasury regulations thereunder. It is Meredith's intention to ensure that all of its incentive plans are performance-based in conformance with Section 162(m) of the Internal Revenue Code of 1986, as amended. To the extent that any amounts shall be withheld under this paragraph, such amounts shall be deposited in a deferral account for Harty's benefit and be paid as soon as practicable to Harty in accordance with applicable tax regulations.
13. Headings.

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.
14. Knowledge and Representation.
Harty acknowledges that the terms of this Agreement have been fully explained to him, that Harty understands the nature and extent of the rights and obligations provided under this Agreement, and that Harty has been represented by legal counsel in the negotiation and preparation of this Agreement.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEREDITH CORPORATION	THOMAS H HARTY
By: Scott Rundall
/s/ Scott Rundall	/s/ Thomas H Harty

Dated: June 28, 2013	Dated: June 27, 2013

Exhibit A

FY2013 - FY2015 CASH LTIP
PERFORMANCE METRIC

OFFICER: Tom Harty
TARGET: $250,000
PLAN PERIOD: July 1, 2012 through June 30, 2015
PERFORMANCE GOAL: The payout earned upon the attainment of the Performance Goal shall be determined by the Compensation Committee of the Board of Directors and will be based on the Company's cumulative Cash Flow for the Plan Period in accordance with the following chart:
PAYOUT AND PERFORMANCE RANGES

Metric/Payout	50%	100%	150%	200%
Cash Flow ($ in millions)	$450	$500	$530	$550
Payout	$125,000	$250,000	$375,000	$500,000
Target based on three-year financial plan presented at the January Board of Directors' Retreat adjusted for 2013 budget which includes recent acquisitions.
TERMS AND CONDITIONS: The percent earned will be prorated for performance between levels. A participant must be continuously employed throughout the three-year Plan Period to be eligible for a payout. In the event of death, disability or retirement of the participant prior to the end of the three-year Plan Period, cumulative results will be calculated and any payout will be prorated as of the date of event and paid to the participant or beneficiary, in the event of death, as soon as practical and in compliance with IRC Section 409A.

Exhibit B

FY2012 - FY2014 CASH LTIP
PERFORMANCE METRIC

PLAN PERIOD: July 1, 2011 through June 30, 2014
PERFORMANCE GOAL: The payout earned upon the attainment of the performance goal shall be determined by the Compensation Committee of the Board of Directors and will be based on the Company's cumulative Cash Flow for the performance period, in accordance with the following chart:
PERFORMANCE RANGE

Measure	Minimum	Target	Maximum
Cash Flow ($ in millions)	$475	$530	$585
Payout	50%	100%	150%
Target based on three-year cash flow in accordance with Boston Consulting Group materials from the August 2011 Board meeting.
TERMS AND CONDITIONS: The percent earned will be prorated for performance between levels. A participant must be continuously employed throughout the three-year performance period to be eligible for a payout. In the event of death, disability or retirement of the participant prior to the end of the three-year Plan Period, cumulative results will be calculated and any payout will be prorated as of the date of event and paid to the participant or beneficiary, in the event of death, as soon as practical and in compliance with IRC Section 409A.

Exhibit C

American Media
AOL
Condé Nast/ Advance
Disney
Google
Hachette Filipacchi Media
Hearst
iVillage
Martha Stewart Omnimedia
Primedia
Readers' Digest
Rodale
The Bonnier Group
The Scripps Network
Time Warner
Yahoo